                                                         Pentegra Services, Inc.
--------------------------------------------------------------------------------





                          COMMUNITY SAVINGS BANK, SSB
              EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST



                           Summary Plan Description

                                                        SUMMARY PLAN DESCRIPTION
                                                                             for
                                                     COMMUNITY SAVINGS BANK, SSB
                                                      Burlington, North Carolina
                                                                 January 1, 1999






                                                         PENTEGRA SERVICES, INC.
                                                        108 Corporate Park Drive
                                                          White Plains, NY 10604

To Participating Employees of Community Savings Bank, SSB:

We are pleased to present this booklet so that you may better understand and appreciate the benefit which is provided by your employer by establishing the Community Savings Bank, SSB Employees' Savings and Profit Sharing Plan and Trust (the "Plan").

The Plan enables you to save and invest on a regular, long term basis. All contributions to the Plan (a defined contribution plan) are paid to the Trustee to be invested in the investment options offered under the Plan. An individual account is maintained for each member. Under certain conditions, a member may make withdrawals or loans from his account based on its market value.

The Plan offers federal income tax advantages. The employee does not pay taxes on employer contributions or investment income until he/she withdraws them. An employer subject to income tax may deduct its contributions.

This booklet highlights the main features of the Plan. The Plan and Trust contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this booklet (Summary Plan Description) and the Plan Document, the Plan Document will control.


                                                            Your Employer,
Community Savings Bank, SSB

                                                        SUMMARY OF YOUR BENEFITS
--------------------------------------------------------------------------------

ELIGIBILITY      You will be eligible for membership in the Plan on the first day of the calendar quarter after you complete 6 months of employment and attain age 21.

PLAN SALARY      Plan Salary is defined as W-2 Salary. In addition, any pre-tax contributions which you make to an Internal Revenue Code
                 Section 401(k) or Section 125 cafeteria plan is included in Plan Salary.

PLAN             Employee - You may elect to make a contribution of 1%, 2%, 3%,
                 --------
CONTRIBUTIONS    4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, 12%, 13%, 14% or 15% of Plan
                 Salary.

                 Employer - Your employer will contribute 50% of your
                 --------
                 contribution to the Plan.

                 The above percentage rates shall apply to only the first 6% of your Plan Salary (see "Plan Salary" section of this booklet).

                                          Illustration
                                          ------------
                           Employee                          Employer
                      Contribution Rate                Matching Contribution
                      -----------------                ---------------------
                              1%                              0.5%
                              2%                              1.0%
                              3%                              1.5%
                              4%                              2.0%
                              5%                              2.5%
                         6 - 15%                              3.0%

                 Please refer to the "Making Withdrawals From Your Account" section of this booklet to determine if there are any restrictions on employer contributions on account of a withdrawal.

VESTING Generally, you will be 100% vested in any employer contributions after 6 years of employment. You are always 100% vested (i.e., you will not give up any units when you terminate employment) in any contributions you make to the Plan.

LOANS You may take a loan from your account and pay your account back with interest.

WITHDRAWALS      While you are working, you may withdraw all or part of your vested account balance subject to certain limitations. You may also make withdrawals from your account after termination of employment.

DISABILITY       If you are disabled, you will be entitled to the same
                 withdrawal rights as if you had terminated employment.

DEATH If you die before the value of your account is paid to you, your beneficiary may receive the full value of your account or may defer payment within certain limits. If you are married, your spouse will be your beneficiary unless your spouse consents in writing to the designation of a different beneficiary.

                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------


Determining Your Eligibility..............................................    1

Reenrollment..............................................................    1

Making Contributions to the Plan..........................................    2

     .   Plan Contributions...............................................    2

     .   Allocation of Contributions......................................    2

     .   Rollovers........................................................    2

     .   Plan Salary......................................................    2

Investing Your Account....................................................    3

     .   Investment of Contributions......................................    3

     .   Valuation of Accounts............................................    4

     .   Reporting to Members.............................................    4

Vesting...................................................................    5

Making Withdrawals From Your Account......................................    6

     .   Upon Termination of Employment...................................    6

     .   Upon Disability..................................................    7

     .   Upon Death.......................................................    7

Borrowing From Your Account...............................................    8

Plan Limitations..........................................................    9

Top Heavy Information.....................................................   10

Disputed Claims Procedure.................................................   10

Statement of Member's Rights..............................................   11

Plan Information..........................................................   12

                                                    DETERMINING YOUR ELIGIBILITY
--------------------------------------------------------------------------------

EMPLOYEE                 You will be eligible for membership in the Plan on the
ELIGIBILITY              first day of the calendar quarter after you complete 6
                         months of employment and attain age 21. In order for you to complete 6 months of employment, you must complete at least 500 hours of employment in a 6 consecutive month period. The initial 6 consecutive month period is measured from your date of employment, and (if you do not complete at least 500 hours of employment in such period) subsequent 6 month periods are measured.

                         In counting hours, you will be credited with an hour of employment for every hour you have a right to be paid. This includes vacation, sick leave, jury duty, etc., and any hours for which back pay may be due.

                         All employees shall be eligible to participate as stated above, except employees covered by a collective bargaining agreement and nonresident aliens who receive no earned income from the employer which constitutes income from sources in the United States.

                         You will become a member as soon as a properly executed enrollment application is received and processed by Pentegra Services, Inc. Your membership will continue until the earlier of (a) your termination of employment and payment to you of your entire account or (b) your death.

REENROLLMENT             If you terminate employment and are subsequently
                         reemployed by the same employer, you will be eligible for immediate reenrollment.

                                                MAKING CONTRIBUTIONS TO THE PLAN
--------------------------------------------------------------------------------

PLAN                 Employee - You may elect to make pre-tax contributions of
                     --------
CONTRIBUTIONS        1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, 12%, 13%, 14%
                     or 15% of Plan Salary (see "Plan Salary" section of this booklet). You may elect not to make any contributions. You may change the rate at which you are contributing one time in any calendar quarter. You may suspend your contributions at any time, but suspended contributions may not be subsequently made up.

                     Employer -Your employer will contribute 50% of your
                     --------
                     contribution to the Plan. The above percentage rate shall apply to only the first 6% of your Plan Salary (see "Plan Salary" section of this booklet).

                                             Illustration
                                             ------------
                              Employee                           Employer
                          Contribution Rate                Matching Contribution
                          -----------------                ---------------------
                                    1%                             0.5%
                                    2%                             1.0%
                                    3%                             1.5%
                                    4%                             2.0%
                                    5%                             2.5%
                               6 - 15%                             3.0%

                     Please refer to the "Account Withdrawal" section of this booklet to determine if there are any restrictions on employer contributions on account of withdrawal.

ALLOCATION OF        Your employer has an account for each member. All of your
CONTRIBUTIONS        own contributions and all employer contributions will be
                     allocated to this account. The total of the value of your account represents your interest in the Plan.

                     Internal Revenue Service Nondiscrimination Rules
                     ------------------------------------------------

                     If you are a highly compensated employee, a portion of your contributions and/or employer contributions, made on your behalf, if any, may have to be returned to you in order to comply with special Internal Revenue Service (IRS) nondiscrimination rules (See "Plan Limitations" section of this booklet for other limitations). In general, effective for years beginning after December 31, 1996, a highly compensated employee is an employee who:

                     (a) was a 5% owner at any time during the current or preceding year, or

                     (b) received annual compensation from the employer for the preceding year in excess of $80,000 (indexed for cost-of-living adjustments, if any).

ROLLOVERS            You may make a rollover contribution of an eligible
                     rollover distribution from any other Internal Revenue
                     Service qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest. Please note that you may establish a "rollover" account within the Plan prior to satisfying the Employer's eligibility requirements.
                     However, the establishment of a "rollover" account prior to satisfying such eligibility will not constitute active membership in the Plan.

PLAN SALARY          Plan Salary is defined as W-2 Salary. In addition, any pre-
                     tax contributions which you make to an Internal Revenue
                     Code Section 401(k) plan or Section 125 Cafeteria Plan is included in Plan Salary. However, Plan Salary for any year may not exceed $160,000 for 1999 (indexed for cost-of-living adjustments).


                                                          INVESTING YOUR ACCOUNT
--------------------------------------------------------------------------------

INVESTMENT OF        Contributions are invested at your direction in one or more of the following investment

CONTRIBUTIONS        funds:

                               ASSET ALLOCATION FUNDS (3)
                                     Income Plus
                                     Growth & Income
                                     Growth
                               INTERNATIONAL STOCK FUND
                               S & P MIDCAP FUND
                               S & P 500 STOCK FUND
                               GOVERNMENT BOND FUND
                               STABLE VALUE FUND
                               MONEY MARKET FUND
                               FIRST COMMUNITY FINANCIAL CORPORATION STOCK FUND

                     These funds are described in greater detail on your quarterly investment statements.

                     Contributions made by you are invested at your direction in one or more of these funds in whole percentages. You may apply different investment instructions to amounts already accumulated as opposed to future contributions. Certain restrictions may apply. Changes in investment instructions may be made by submitting a properly completed form or by using Pentegra by Phone, the Pentegra Voice Response System. You may access Pentegra by Phone by calling 1-800-433-4422.

                     Any changes made by using Pentegra by Phone which are received by Stock Market Closing (usually 4 p.m. Eastern
                     Time) will be processed at the business day's closing price. Transaction changes received after Stock Market Closing will be processed on the next business day. Your plan allows for a change of investment allocation on a daily basis.

                     Investment changes made by submitting a form are effective on the valuation date (see "Valuation of Accounts" section of this booklet) on which your written notice is processed.

                     No amounts invested in the Stable Value Fund may be transferred directly to the Money Market Fund. Stable Value fund amounts transferred to and invested in the S&P 500 Stock Fund, the S&P Midcap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Asset Allocation Fund, Growth and Income Asset Allocation Fund, the Growth Asset Allocation Fund, and/or the First Community Financial Corporation Stock Fund for a period of three months may be transferred to the Money Market Fund upon the submission of a separate Change of Investment form.

                     If no investment direction is given, all contributions credited to a participant's account will be invested in the Money Market Fund.


                                                          INVESTING YOUR ACCOUNT
--------------------------------------------------------------------------------
                                                                     (continued)

VALUATION OF         The Plan uses a unit system for valuing each Investment
ACCOUNTS             Fund. Under this system each participant's share in any
                     Investment Fund is represented by units. The unit value is determined as of the close of business each regular business day (daily valuation). The total dollar value of a participant's share in any Investment Fund as of any valuation date is determined by multiplying the number of units to the participant's credit by the unit value of the Fund on that date. The sum of the values of the Funds you select represents the total value of your Plan account.

                     Transaction requests, such as withdrawals, change of investment elections, distributions, that are received by Pentegra Services, Inc. (assuming proper receipt of all pertinent information) will be processed as directed by the Plan Administrator.

                     NOTE:   If for some reason (such as shut down of financial
                     markets) the underlying portfolio of any Investment Fund cannot be valued, the valuation date for such Investment Fund shall be the next day on which the underlying portfolios can be valued.

REPORTING TO         As soon as practicable after the end of each calendar
MEMBERS              quarter you will receive a personal statement from the
                     plan. This statement provides information about your account including its market value in each investment fund.
                     Activity for the quarter is reported by investment fund and contribution type.

                                                                         VESTING
--------------------------------------------------------------------------------

                     "Vesting" is the process under which you earn a non-forfeitable right to the units in your account. You are always 100% vested (i.e., You will not give up any units when you terminate employment) in any contributions you make to the Plan.

                     With respect to any employer contributions credited to your account, the following schedule will dictate when vesting will occur:


                             Years of Employment     Vesting Percentage
                             -------------------     ------------------
                                  Less than 2                 0%
                                            2                20%
                                            3                40%
                                            4                60%
                                            5                80%
                              6 or more years               100%

                     You will also become 100% vested in the employer contributions and earnings thereon credited to your account upon your death, approved disability or attainment of age 65 while employed with this employer.

                     If you terminate employment with this employer prior to completing 2 years of service, you will forfeit all of the employer contributions and earnings thereon credited to your account. However, if you are reemployed by this employer prior to incurring 5 consecutive 1-year breaks in service, measured from your date of termination, you are eligible to have the amount of the forfeiture and your corresponding vesting service restored to your account.

                     If you terminate employment with this employer after completing 2 years of service, but prior to becoming 100% vested, you will forfeit the non-vested portion of the employer contributions and earnings thereon credited to your account. If your are reemployed by this employer prior to incurring 5 consecutive 1-year breaks in service, you are eligible to have the amount of the forfeiture restored to your account. If you received a distribution of the vested portion of your account prior to incurring 5 consecutive 1-year breaks in service, such restoration is conditioned on your paying back to your account the amount of your prior vested balance within 5 years of the date it was distributed to you. In either event, your prior vesting service will be recredited to your account.

                                            MAKING WITHDRAWALS FROM YOUR ACCOUNT
--------------------------------------------------------------------------------

ACCOUNT              You may make a total or partial withdrawal of the vested
WITHDRAWAL           portion of your account byfiling the appropriate form with the Plan Administrator for transmittal to Pentegra
                     Services, Inc. However, if you are married at the time of the total or partial withdrawal, your spouse must consent in writing to the withdrawal. A withdrawal is based on the unit values on the valuation date coinciding with the date that a properly completed withdrawal form is received and processed by Pentegra Services, Inc. (see "Valuation of
                     Accounts" section of this booklet).

                     Under current law, an excise tax of 10% is generally imposed on the taxable portion of withdrawals occurring prior to your attainment of age 591/2. There are certain exceptions to the 10% excise tax. For example, the 10% excise tax will not apply to withdrawals made on account of separation from service at or after attainment of age 55, death or disability.

                     In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least 24 months (2 years) or you have been a participant in the Plan for at least 60 months (5 years) or the attainment of age 59 1/2.

                     As required by Internal Revenue Service Regulations, a withdrawal of your pre-tax contributions prior to age 591/2 or termination of employment can only be made on account of a hardship. In addition, in-service withdrawals of employee rollover contributions, Employee after-tax contributions (if any), Employer supplemental contributions (if any) and/or employer matching contributions can only be made after you attain age 591/2 or demonstrate hardship. The existence of an immediate and heavy financial need, and the lack of any other available financial resources to meet this need, must be demonstrated for a hardship withdrawal. The following situations will be considered to constitute an immediate and heavy financial need:

                     (1) Medical expenses (other than amounts paid by
                         insurance).
                     (2) The purchase of a principal residence (mortgage
                         payments are excluded).
                     (3) Tuition, including room and board, for the next 12
                         months of post-secondary education.
                     (4) The prevention of the eviction from a principal
                         residence or foreclosure on the mortgage of a principal residence.

                     Only one in-service withdrawal may be made in any Plan
                     Year.

                     Upon Termination of Employment

                     You may leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 701/2. You may make one withdrawal each plan year. However, if you elect a distribution option other than in the form of an annuity payment, your spouse, if any, must waive the annuity form of payment option.

                     With spousal consent, if applicable, you may elect in lieu of an annuity payment, to receive a lump sum payment or annual installments to be paid over a period of 2-10, 15 or 20 years with the right to take in a lump sum the vested balance of your account at any time during such payment period.


While Employed

                                            MAKING WITHDRAWALS FROM YOUR ACCOUNT
--------------------------------------------------------------------------------
                                                                     (continued)


                     If the actuarial determination of your life expectancy is less than the period you elect, the maximum period over which you can receive annual installments will be the next lower payment period.

                     You may continue to change the investment instructions with respect to your remaining account balance and make withdrawals as provided above. (See "Investment of Contributions" section of this booklet).

                     In addition, withdrawals from the First Community Financial Corporation Stock Fund can be made in the form of First Community Financial Corporation Common Stock.

                     Upon Disability
                     If you are disabled in accordance with the definition of disability under the Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

                     You are disabled under the Plan if you are eligible to receive (i) disability insurance benefits under Title II of the Federal Social Security Act or (ii) disability benefits under any other Internal Revenue Service qualified employee benefits plan or long-term disability plan of your employer.

                     Upon Death
                     If you die when you are a participant of the Plan, the value of your entire account will be payable to your beneficiary. If you are married at the time of your death, your spouse will be the beneficiary of the death benefit, (unless your spouse consents in writing to the designation of a different beneficiary). If you are not married at the time of your death or your spouse consents to a different beneficiary, such beneficiary may elect to receive the benefit in the form of a lump sum or in the form of annual installments (unless the account value is less than $500), over a period not to exceed 5 years (10 years if your spouse is your beneficiary) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the 5/th/ anniversary (10/th/ anniversary if your spouse is your beneficiary) of your death.

                     If a valid waiver is not in effect, the death benefit payable to your spouse will be in the form of a survivor annuity, that is, periodic payments over the life of your spouse. Your spouse may direct that payments begin within a reasonable period of time after your death. The size of the monthly payments will depend on the value of your account at the time of your death. The death benefit may be distributed in an alternative method, such as a single lump sum or in installments, provided your spouse consents in writing to an alternative form.

                     In addition, withdrawals from the First Community Financial Corporation Stock Fund can be made in the form of First Community Financial Corporation Common Stock.



                                                     BORROWING FROM YOUR ACCOUNT
--------------------------------------------------------------------------------


LOANS You may borrow from the vested portion of your account. If you are married at the time you request a loan from your account, your spouse must consent to your loan request.

                     You may borrow any amount between $1,000 and $50,000 (reduced by your highest outstanding loan balance(s) from the Plan during the preceding 12 months). In no event may you borrow more than 50% of the vested balance of your account.

                     The amount of your loan will be deducted on the valuation date (see "Valuation of Accounts" section of this booklet) coinciding with the date that Pentegra Services, Inc. receives and processes your properly executed Loan Application, Promissory Note and Disclosure Statement and Truth-in-Lending Statement. On request, the Plan Administrator will provide you with the application form. The loan will not affect your right to continue making contributions or to receive the corresponding employer contributions.

                     The rate of interest for the term of the loan will be established as of the loan date, and shall be a reasonable rate of interest generally comparable to the rates of interest then in effect at a major banking institution (e.g., the Barron's Prime Rate (base rate) plus 1%).

                     Repayments are made through payroll deductions and will be transmitted along with the Employer's contribution reports. The repayment period is between 1 and 15 years for loans used exclusively for the purchase of a primary residence or 1 and 5 years for all other loans, at your option. After 12 monthly payments have been made, you may repay the outstanding balance of the loan. If a loan includes any employee pre-tax amounts, you will not be permitted to default on the loan repayment while employed. Your employer is required to withhold the loan repayments from your salary.

                     As you repay the loan, the principal portion, together with the interest, will be credited to your account, after deducting 2% of the outstanding balance to cover administrative expenses. In this way, you will be paying interest to yourself.

                     In the event that you leave employment or die before repaying the loan, the outstanding balance will be due and, if not paid by the end of the calendar quarter following the calendar quarter in which you terminate employment or die, will be deemed a distribution and subject to the applicable tax treatment. However, you may elect upon termination of employment to continue to repay the loan on a monthly basis directly to Pentegra Services, Inc.



                                                                PLAN LIMITATIONS
--------------------------------------------------------------------------------

PLAN                 Internal Revenue Service ("IRS") requirements impose
LIMITATIONS          certain limitations on the amount of contributions that may be made to this and other qualified plans. In general, the annual "contributions" made to a defined contribution plan such as this Plan, in respect of any member, may not exceed the lesser of 25% of the member's total compensation or $30,000. (This amount may be subject to periodic adjustment by the IRS at some time in the future). For this purpose, "contributions" include employer contributions, member
                     401(k) contributions and member after-tax contributions.
                     The annual member contributions allocated to a member's
                     401(k) account may not exceed the lesser of 25% of the member's total compensation or $7,000 (indexed for cost-of-living adjustments, if any -$10,000 in 1999). Further, if your employer has another tax-qualified plan in effect, these limits are subject to additional restrictions.

                     Each member and beneficiary assumes the risk in connection with any decrease in the market value of his account. The benefit to which you may be entitled upon your withdrawal of account cannot be determined in advance.

                     As a defined contribution plan, the Plan is not covered by the plan termination insurance provisions of Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, your benefits are not insured by the Pension Benefit Guaranty Corporation in the event of a plan termination.

                     Except as may otherwise be required by applicable law or pursuant to the terms of a Qualified Domestic Relations Order, amounts payable by the Plan generally may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.

                     If Pentegra Services, Inc. cannot locate any person entitled to a payment from the Plan and if 5 years have elapsed from the due date of such payment, the Plan Administrator may cancel all payments due him to the extent permitted by law.

                     Membership in the Plan does not give you the right to continued employment with your employer or affect your employer's right to terminate your employment.

                     The Plan's qualified status is subject to IRS approval and any requirements the IRS may impose.

                     The employer may terminate the Plan at any time. If the Plan is terminated, there will be no further contributions to the Plan for your account.




--------------------------------------------------------------------------------


TOP HEAVY            A "top heavy" plan is a plan under which more than 60% of
INFORMATION          the accrued benefits (account values) are for key
                     employees. Key employees generally include officers and shareholders earning more than $45,000 (indexed for cost-of-living adjustments; $65,000 in 1999) per year. If your employer's plan is top heavy for a particular plan year, you may be entitled to a minimum employer contribution equal to the lesser of 3% of your Plan Salary or the greatest percentage contributed by the employer for any key employee. This minimum contribution would be offset by the regular contribution made by your employer (See
                     "Plan Contributions" section of this booklet).

                     In order to receive the minimum contribution for any plan year, you must be employed on the last day of the plan year. If your employer also provides a defined benefit or another defined contribution plan, your minimum benefit may be provided under such plan.

DISPUTED             If you disagree with respect to any benefit to which you
CLAIMS               feel you are entitled, you should make a written claim to
                     the Plan Administrator of the Plan. If your claim is denied, you

PROCEDURE            will receive written notice explaining the reason for the
                     denial within 90 days after the claim is filed.

                     The Plan Administrator's decision shall be final unless you appeal such decision in writing to the Plan Administrator of the Plan, within 60 days after receiving the notice of denial. The written appeal should contain all information you wish to be considered. The Plan Administrator will review the claim within 60 days after the appeal is made. Its decision shall be in writing, shall include the reason for such decision and shall be final.

                                                                  MEMBERS RIGHTS
--------------------------------------------------------------------------------


STATEMENT OF         As a member of the Plan, you are entitled to certain
MEMBER'S             rights and protection under ERISA which provides that all
RIGHTS               members shall be entitled to:

                     . Examine, without charge, at the Plan Administrator's office or at other specified locations, all plan documents, and copies of all documents filed by the Plan Administrator with the U. S. Department of Labor such as detailed annual reports and plan descriptions.

                     . Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

                     . Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each member with a copy of such summary.

                     In addition to creating rights for Plan members, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries", have a duty to do so prudently and in the interest of you and other plan members and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you will receive a written explanation of the reason for the denial. As already explained, you also have the right to have your claim reconsidered.

                     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive them, unless such materials were not sent for reasons beyond the Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

                     If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay such costs and fees (for example, if it finds your claim is frivolous).

                     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                     This Statement of ERISA Rights is required by federal law and regulation.


                                                                PLAN INFORMATION
--------------------------------------------------------------------------------


                     Plan Name:

                                  Community Savings Bank, SSB Employees' Savings & Profit Sharing Plan and Trust

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

                     Plan Administrator:

                                  Community Savings Bank, SSB
                                  708 S. Church Street
                                  Burlington, NC 27215

                                  Phone No: (336) 227-3631

                                  Employer Identification Number: 56-0185960

                                  Plan Number: 001

                                  Plan Year End: December 31

                     Trustee(s):

                                  The Bank of New York
                                  1 Wall Street
                                  New York, NY 10286

                                  Phone: (212) 635-8115

                     Agent for Service of Legal Process:

                                  Community Savings Bank, SSB

                     Administrative Services:

                                  Record-keeping services are provided by:

                                  Pentegra Services, Inc.
                                  108 Corporate Park Drive
                                  White Plains, New York 10604

                                  Phone No . : (914) 694-1300  FAX No . : (914) 694-6429
                                               (800) 872-3473

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